RSU CANCELLATION AGREEMENT

This RSU CANCELLATION AGREEMENT (this “Agreement”), dated as of December 13, 2016, is entered into by and between Pure Bioscience, Inc., a Delaware corporation (the “Company”), and the individuals listed on Schedule A attached hereto (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, in August 2013, the Company announced a new business strategy focused on the commercialization of its SDC-based products to address food safety risks across the food industry supply chain.

WHEREAS, as part of this new business strategy, the Company announced the appointment of a new management team and the election of a new Board of Directors, each comprised of experts in food safety or the food industry supply chain.

WHEREAS, following this restructuring, the Board of Directors issued restricted stock unit awards (each, an “RSU” and collectively, the “RSUs”) to the Company’s officers and directors as compensation for their future services to the Company over a required vesting period.

WHEREAS, each Holder is an officer and/or director of the Company, and received an RSU for their services to the Company for that number of shares of the Company’s Common Stock listed on Schedule A.

WHEREAS, pursuant to the terms of the RSUs, the Company is required to settle and deliver the vested shares of Common Stock underlying the RSUs to the Holders prior to January 1, 2017.

WHEREAS, the settlement and delivery of the vested shares of Common Stock is a taxable event.

WHEREAS, the RSU award agreements provide those Holders who are serving as officers of the Company with the right to require the Company to pay the applicable state and federal taxes due upon settlement and delivery of such Holder’s RSU on behalf of the Holder in exchange for the Holder cancelling and returning to the Company that number of shares of Common Stock equal in value to the Company’s contractual tax payment obligation.

WHEREAS, the RSUs provide those Holders who are serving as non-employee directors with the right to immediately sell that number of shares of Common Stock sufficient to cover the applicable state and federal taxes payable as a result of the settlement and delivery of their respective RSUs.

WHEREAS, the Company’s operations are not yet profitable and it currently has limited available cash resources to support its operations, and as a result, the contractual requirement to use its existing cash resources to satisfy the tax payments due upon the settlement and delivery of the RSUs held by its officers could hinder its ability to implement its business plan and continue as a going concern.

WHEREAS, the Company’s Common Stock has a limited daily trading volume and the sale or the proposed sale of substantial number of shares of its Common Stock by its officers and directors in the public market to cover the federal and state taxes due upon settlement and delivery of the RSUs would adversely affect the market price of the Company’s Common Stock, which could harm the Company’s ability to raise funds to support its operations or require it to raise funds at terms and valuations that would be more dilutive to its existing stockholders.

WHEREAS, each of the Holders own shares of the Company’s Common Stock, and/or rights to acquire shares of the Company’s Common Stock, in addition to the RSUs.

AGREEMENT

NOW, THEREFORE, in connection with the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Cancellation of RSUs. Upon the date hereof and without further action on the part of the Company or the Holder, each Holder agrees to cancel such Holder’s RSU listed on Schedule A hereto and to forfeit the settlement and delivery of the shares of Common Stock issuable to the Holder under the RSU (the “RSU Shares”).

2.       Representations of Holder. Each Holder represents and warrants that he currently owns all right, title and interest in his RSU free and clear of any all security interests, liens, encumbrances, third party rights, community property rights or other similar rights and he has not disposed of or transferred any interest of any kind in his RSU (or the RSU Shares). Each Holder acknowledges that, as of the date hereof, he no longer will have any equity or ownership interest of any kind in the RSU (or the RSU Shares) or any future rights to receive any payment or additional consideration for the RSU (or the RSU Shares). Each Holder acknowledges that he has had an opportunity to discuss the Company’s business, management and financial affairs with the management of the Company, but is not relying on any statements or representations made by the Company or its management in his decision to enter into this Agreement or to cancel the RSUs (or the RSU Shares), including any promise or agreement by the Company (or its officers, directors or advisors) to issue shares of Common Stock or any other equity award or consideration to replace the cancelled RSU and RSU Shares.

3.       Advice of Counsel and Tax Advisors. Each Holder acknowledges that the Company and its agents and representatives have not provided him with any legal, investment or tax advice in connection with this Agreement, and that he has had the opportunity to receive the advice of his respective counsel and tax advisors prior to signing this Agreement.

4.       Entire Agreement. Each Holder acknowledges that this Agreement is a full and accurate embodiment of the understanding between such Holder and the Company, and that it supersedes any prior agreements or understandings made by the parties. The terms of this Agreement may not be modified, except by mutual consent of the Company and each Holder. Any and all modifications must be reduced to writing and signed by the parties to be effective.

5.       Governing Law and Venue. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law principles. In the event of any dispute in connection with this Agreement, the venue in which said dispute will be resolved will be San Diego, California and each party hereby consents to the exclusive jurisdiction of the Federal and state courts located in San Diego, California in connection with any dispute relating to or arising out of this Agreement.

6.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.       Good Faith Compliance and Further Assurances. Each Holder agrees to cooperate in good faith and to do all things necessary to effectuate this Agreement, including taking all such other actions necessary (including signing any necessary agreements, certificates or documents) to cancel his RSU, the RSU Shares, and any other obligations or duties of the Company under the terms of his RSU.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement intending to be legally bound as of the date first written above.

COMPANY:

PURE BIOSCIENCE, INC.

By:	/s/ Hank Lambert
Name:	Hank Lambert
Title:	Chief Executive Officer

HOLDERS:

/s/ Dave J. Pfanzelter
Dave J. Pfanzelter

/s/ Henry R. Lambert
Henry R. Lambert

/s/ Gary D. Cohee
Gary D. Cohee

/s/ David Theno, Jr., Ph.D
David Theno, Jr., Ph.D

/s/ William Otis
William Otis

/s/ Tom Y. Lee
Tom Y. Lee

Signature Page to RSU Cancellation Agreement

Schedule A

List of Holder RSUs

Holder	Date of Grant	RSU Shares
Dave J. Pfanzelter	10/23/2013	2,800,000
Henry R. Lambert	10/23/2013	300,000	(1)
Gary D. Cohee	10/23/2013	200,000
David Theno, Jr., PhD	10/23/2013	200,000
William Otis	10/23/2013	200,000
Tom Y. Lee	10/24/2014	200,000
Total:		3,900,000	(1)

(i)	200,000 of the RSU Shares awarded pursuant to this RSU were previously cancelled based on performance-based conditions set forth in the RSU award agreement.